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                                  December 22, 1997


Board of Directors
Avant! Corporation
46871 Bayside Parkway
Fremont, California  94538

Ladies and Gentlemen:

         This opinion is being delivered to you in connection with the filing of the Securities and Exchange Commission Form S-4 Registration Statement filed on December 22, 1997, and related Exhibits thereto, as thereafter amended at any time to and including the date hereof (the "S-4 Registration Statement") relating to the Agreement and Plan of Reorganization (the "Agreement") among Avant! Corporation, a Delaware corporation ("Avant!"), its wholly owned subsidiary, Cardinal Merger Corporation, a California corporation ("Merger Sub"), and Technology Modeling Associates, Inc., a California corporation ("TMAI"), dated as of September 7, 1997. Pursuant to the Agreement and the related Agreement of Merger (collectively, the "Merger Agreements"), Sub will merge with and into TMAI (the "Merger"), and TMAI will become a wholly owned subsidiary of Avant!.

         Except as otherwise provided, capitalized terms referred to herein have the meanings set forth in the Merger Agreements. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

         We have acted as legal counsel to Avant! and Merger Sub in connection with the Merger. As such, and for the purpose of rendering this opinion, we have and are relying upon (without any independent investigation or review thereof) the truth and accuracy, at all relevant times, of the statements, covenants, representations and warranties contained in the following documents (including all schedules and exhibits thereto):

         1.  The Merger Agreements (including Exhibits);

         2.  The S-4 Registration Statement;

         3. Representations made to us by Avant! and Merger Sub in a letter reproduced as Exhibit A hereto;

         4. Representations made to us by TMAI in a letter reproduced as Exhibit B hereto;

         5. Representations made to us by certain shareholders of TMAI in "Technology Modeling Associates, Inc. Affiliates Agreements" and "Continuity of Interest Certificates;"
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Avant! Corporation
December 22, 1997
Page 2

         6. An opinion of counsel, received by TMAI from Fenwick & West LLP, substantially identical in substance to this opinion (the "F&W Tax Opinion");

         7. Such other instruments and documents related to the formation, organization and operation of Avant!, TMAI and Merger Sub or to the consummation of the Merger and the transactions contemplated thereby as we have deemed necessary or appropriate.

         In connection with rendering this opinion, we have assumed or obtained representations (and are relying thereon, without any independent investigation or review thereof) that:

         A. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

         B. Any representation or statement made "to the knowledge of," or "to the belief of" or otherwise similarly qualified is correct without such qualification and all statements and representations, whether or not qualified, will remain true through the Effective Time. As to all matters in which a person or entity making a representation has represented that such person or entity either is not a party to, does not have, or is not aware of any plan, intention, understanding or agreement to take an action, there is in fact no plan, intention, understanding or agreement and such action will not be taken;

         C. The Merger will be consummated pursuant to the Merger Agreements and will be effective under the laws of the states of California and Delaware;

         D. There is no plan or intention on the part of the TMAI stockholders to engage in a sale, exchange, transfer, distribution, pledge, disposition or any other transaction which would result in a direct or indirect disposition (including a transaction which would have the effect of reducing such stockholder's risk of loss with respect to such stock) of either TMAI capital stock in anticipation of the Merger or of shares of Avant! Common Stock to be issued to TMAI stockholders in the Merger, which shares would have an aggregate fair market value, as of the Effective Date of the Merger, in excess of 50% of the aggregate fair market value, immediately prior to the Merger, of all outstanding shares of TMAI stock, or (b) more than 50% of the shares of Avant! Common Stock to be received in exchange for TMAI Common
Stock in the Merger;

         E. After the Merger, TMAI will hold "substantially all" of its and Merger Sub's properties within the meaning of Section 368(a)(2)(E)(i) of the Code and the regulations promulgated thereunder and will continue its historic business or use a significant portion of its historic assets in a business;
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Avant! Corporation
December 22, 1997
Page 3

         F. To the extent any expenses relating to the Merger (or the "plan of reorganization" within the meaning of Treas. Reg. Section 1.368-1(c) with respect to the Merger) are funded directly or indirectly by a party other than the incurring party, such expenses will be within the guidelines established in Revenue Ruling 73-54, 1973-1 C.B. 187; any expenses paid on behalf of TMAI stockholders will not exceed one percent (1%) of the total consideration that will be issued in the Merger to TMAI stockholders in exchange for their shares of TMAI stock;

         G. No TMAI stockholder has guaranteed or will guarantee any TMAI indebtedness outstanding during the period immediately prior to the Merger, and at all relevant times, including as of the Effective Time, (i) no outstanding indebtedness of TMAI, Avant! or Merger Sub has or will represent equity for tax purposes; (ii) no outstanding equity of TMAI, Avant! or Merger Sub has or will represent indebtedness for tax purposes; and (iii) no outstanding security, instrument, agreement or arrangement that provides for, contains, or represents either a right to acquire TMAI stock or to share in the appreciation thereof constitutes or will constitute "stock" for purposes of Section 368(c) of the Code;

         H. Following the Merger, TMAI will continue its historic business or use a significant portion of its historic business assets in a business;

         I. None of TMAI, Avant! or Merger Sub is, or will be at the time of the Merger, an investment company as defined in Section 368(a)(2)(F) of the Code;

         J. Counsel for Avant! and TMAI will, pursuant to Paragraphs 6.1(e) of the Agreement and Plan of Reorganization, deliver opinions dated the Closing Date to the effect that the Merger will be treated as a "reorganization" within the meaning of Section 368(a) of the Code; and

         K. The F&W Tax Opinion has been delivered and will not be withdrawn prior to the consummation of the Merger.

         Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the provisions of the Merger Agreements (and without any waiver, breach or amendment of any of the provisions thereof), for federal income tax purposes:

         1. The Merger will be a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Code;

         2. No gain or loss will be recognized by holders of TMAI Common Stock solely upon their receipt in the Merger of Avant! Common Stock in exchange therefor (except to the extent of cash received in lieu of a fractional share of Avant! Common Stock).

         3. The aggregate tax basis of the Avant! Common Stock received by TMAI shareholders in the Merger (including any fractional share of Avant! Common Stock not actually
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Avant! Corporation
December 22, 1997
Page 4

received) will be the same as the aggregate tax basis of the TMAI Common Stock surrendered in exchange therefor.

         4. The holding period of the Avant! Common Stock received by each TMAI shareholder in the Merger will include the period for which the TMAI Common Stock surrendered in exchange therefor was considered to be held, provided that the TMAI Common Stock so surrendered is held as a capital asset at the time of the Merger.

         5. Cash payments received by holders of TMAI Common Stock in lieu of a fractional share will be treated as if such fractional share of Avant! Common Stock had been issued in the Merger and then redeemed by Avant!. A TMAI shareholder receiving such cash will recognize gain or loss, upon such payment, measured by the difference (if any) between the amount of cash received and the basis in such fractional share.

          6. Holders of TMAI Common Stock who exercise dissenters' rights with respect to their shares of TMAI Common Stock and who receive payment for the shares in cash will generally recognize gain or loss measured by the difference between the amount of cash received and the shareholder's basis in the shares surrendered, provided that the payment is neither essentially equivalent to a dividend within the meaning of Section 302 of the Code nor has the effect of a distribution of a dividend within the meaning of Section 356(a)(2) of the Code (collectively, a "Dividend Equivalent Transaction"). A sale of TMAI Common Stock pursuant to an exercise of dissenters' rights will generally not be a Dividend Equivalent Transaction if, as a result of such exercise, the shareholder exercising dissenters' rights owns no shares of TMAI Common Stock (either actually or constructively within the meaning of Section 318 of the Code) immediately after the Merger. If, however, a shareholder's sale for cash of TMAI Common Stock pursuant to an exercise of dissenters' rights is a Dividend Equivalent Transaction, then such shareholder may recognize income for federal income tax purposes in an amount equal to the entire amount of cash so received.

         In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

         1. This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

         2. This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code and the specific federal income tax consequences enumerated above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in

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Avant! Corporation
December 22, 1997
Page 5

connection with the Merger). In particular, but without limitation, we express no opinion regarding (i) whether and the extent to which any TMAI shareholder who has provided or will provide services to TMAI, Avant! or Merger Sub will have compensation income under any provision of the Code;
(ii) the effects of such compensation income, including but not limited to the effect upon the basis and holding period of the Avant! stock received by any such shareholder in the Merger; (iii) the potential application of the "golden parachute" provisions (Sections 280G, 3121(v)(2) and 4999) of the Code, the alternative minimum tax provisions (Sections 55, 56 and 57) of the Code or Sections 305, 306, 357, 424, and 708, or the regulations promulgated thereunder; (iv) the corporate level tax consequences of the Merger to Avant!, Merger Sub or TMAI, including without limitation the recognition of any gain and the survival and/or availability, after the Merger, of any of the federal income tax attributes or elections of TMAI, after application of any provision of the Code, as well as the regulations promulgated thereunder and judicial interpretations thereof; (v) the basis of any equity interest in TMAI acquired by Avant! in the Merger; (vi) the tax consequences of any transaction in which TMAI stock or a right to acquire TMAI stock was received; (vii) the potential application of the "disqualifying disposition" rules of Section 421 of the Code to dispositions of TMAI Common Stock; (viii) the application of the collapsible corporation provisions of Section 341 of the Code to TMAI, Avant! or Merger Sub as a result of the Merger; and (ix) the tax consequences of the Merger (including the opinion set forth above) as applied to specific stockholders of TMAI and/or holders of options or warrants for TMAI stock or that may be relevant to particular classes of TMAI stockholders and/or holders of options or warrants for TMAI stock such as dealers in securities, corporate shareholders subject to the alternative minimum tax, foreign persons, and holders of shares acquired upon exercise of stock options or in other compensatory transactions.

         3. No opinion is expressed as to any transaction other than the Merger as described in the Merger Agreements or to any transaction whatsoever, including the Merger, if all the transactions described in the Merger Agreements are not consummated in accordance with the terms of such Merger Agreements and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate through the Effective Time and at all relevant times thereafter. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

         4. This opinion has been delivered to you solely for the purpose of being included as an exhibit to the Registration Statement; it may not be relied upon for any other purpose (including, without limitation, satisfying any conditions in the Agreement) or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our name under the captions "Legal Matters" and "Certain Federal Income Tax Consequences." This consent is not to be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act of 1933.
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Avant! Corporation
December 22, 1997
Page 6


                                       Very truly yours,

                                       /s/ Gunderson Dettmer Stough
                                       Villeneuve Franklin & Hachigian, LLP
                                       ------------------------------------
                                       GUNDERSON DETTMER STOUGH
                                       VILLENEUVE FRANKLIN & HACHIGIAN, LLP